Exhibit 10.25

Execution Copy

PES INVENTORY COMPANY, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Effective as of October 7, 2014

i

TABLE OF CONTENTS

(continued)

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AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
PES INVENTORY COMPANY, LLC

This Amended and Restated Limited Liability Company Agreement of PES Inventory Company, LLC, a Delaware limited liability company (the “Company”), is made as of October 7, 2014, by and among the Members listed on the signature pages hereto.  Unless defined elsewhere in this Agreement, capitalized terms used herein are defined in Section 1.1 hereof.

RECITALS

WHEREAS, a Certificate of Formation of the Company was executed and filed with the Delaware Secretary on September 5, 2014, thereby forming the Company as a limited liability company under and pursuant to the Act;

WHEREAS, PES Holdings, LLC, as the initial Common Member (the “Initial Common Member”), has entered into that certain Limited Liability Company Agreement of the Company, dated as of September 5, 2014 (the “Initial Agreement”);

WHEREAS, on the date hereof, prior to the consummation of the other transactions contemplated by the Transaction Documents, the Initial Common Member transferred to BTO Commodities L.P. (the “Successor Common Member”) all of the Membership Interests in the Company; and

WHEREAS, the Successor Common Member desires to amend and restate the Initial Agreement in its entirety as set forth in this Agreement to, among other things: (i) restate the capital structure of the Company and admit new Members in connection with the transactions contemplated by the Transaction Documents; (ii) provide for the management of the Company; (iii) set forth the rights and obligations of the Members; (iv) continue the Company as a limited liability company in accordance with the Act; and (v) continue the Company as a bankruptcy remote, single purpose entity.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINED TERMS

1.1          Definitions.  Unless the context otherwise requires, the terms defined in Exhibit A attached hereto shall, for the purposes of this Agreement, have the meanings therein specified.

1.2          Headings.  The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

ARTICLE 2

CONTINUATION AND ORGANIZATION

2.1          Continuation and Name.  The Company shall continue as a limited liability company under the Act for the purposes hereinafter set forth.  The rights and obligations of the Members and the administration and termination of the Company shall be governed by this Agreement and the Act.  This Agreement shall be considered the “Limited Liability Company Agreement” of the Company within the meaning of Section 18-101(7) of the Act.  In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern. Each Person identified as a Member on Schedule A on the date hereof is admitted to the Company as a Member upon its execution of this Agreement.  The name of the Company is “PES Inventory Company, LLC”.  All Company business shall be conducted in the name of “PES Inventory Company, LLC”.

2.2          Principal Place of Business; Other Places of Business.  The principal office of the Company is 1735 Market Street, Philadelphia, PA 19103, and may be changed to such other place within or without the State of Delaware as may be determined from time to time by the Managing Member.  The Company may maintain offices and places of business at such other place or places within or without the State of Delaware as may be determined from time to time by the Managing Member.

2.3          Registered Office and Registered Agent.  The Company’s registered agent and office shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The Company may change its registered agent or registered office to any other place or places in the State of Delaware as may be determined from time to time by the Managing Member.

2.4          Term.  The term of the Company commenced with the filing of the Certificate of Formation with the Delaware Secretary and shall continue until the Company is dissolved and all of its assets are liquidated in accordance with the provisions of this Agreement.  Notwithstanding the dissolution of the Company, the existence of the Company shall continue until its termination pursuant to this Agreement.

2.5          No State Law Partnership.  The Members intend that the Company (a) shall be taxed as a “disregarded entity” or a partnership for all applicable federal and, to the extent applicable, state and local income tax purposes, and (b) shall not be a partnership or joint venture for any other purpose, and that no Member shall, by virtue of this Agreement, be a partner or joint venturer of any other Member.

2.6          Ownership of Company Property.  All property acquired by the Company, real or personal, tangible or intangible, shall be owned by the Company as an entity and no Member, individually, shall have any ownership interest therein solely due to its capacity as a Member.

ARTICLE 3

PURPOSE AND POWERS OF THE COMPANY

3.1          Purpose.  The Company is formed for the object and purpose of (a) engaging in the Secured Prepay Transactions contemplated by the Transaction Documents and in activities related or incidental thereto or in anticipation thereof; (b) executing and delivering, and performing its obligations under the Transaction Documents; and (c) engaging in any lawful act or activity and exercising any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

ARTICLE 4

SHARES, CAPITAL CONTRIBUTIONS, NATURE OF INTERESTS AND ESTABLISHMENT OF CAPITAL ACCOUNTS

4.1          Shares.

(a)         There are hereby established and authorized for issuance the following Membership Interests:

(i)            1,000 Common Shares, of which as of the date hereof all are issued and outstanding (the “Common Shares”);

(ii)           150,000 Preferred Shares, of which as of the date hereof all are issued and outstanding (the “Preferred Shares”);

(iii)          150,000 Class B Preferred Shares, of which as of the date hereof none are outstanding (the “Class B Preferred Shares”); and

(iv)          1 Class G Share, which as of the date hereof is issued and outstanding (the “Class G Share”).

All of the issued and outstanding Shares as of the date hereof are held by the Persons and in the amounts set forth on Schedule A. No Equity Interest shall be issued unless they have been authorized for issuance by the Company under the terms of this Agreement. The number of authorized Shares of any one or more classes of Shares set forth above available for issuance may be increased from time to time upon approval of the Managing Member and the approval of a majority of each other class of Shares outstanding, voting individually as a class; provided that at the sole direction and discretion of the holder of the Class G Share, and without the consent of any other Member or holders of Shares, the Managing Member will cause the Company to issue Class B Preferred Shares in connection with a Strategic Call or a Class G Share Call, such Class B Preferred Shares to have the ranking, liquidation preference and other rights, terms and conditions as set forth in Schedule B.

(b)         Certificates.  Unless otherwise determined by the Managing Member, the Shares shall not be certificated.

4.2          Capital Contributions.

(a)         The holders of Common Shares and the Class G Share have, as of the date hereof, made capital contributions to the Company in the amounts set forth on Schedule A.  The holders of Preferred Shares listed on Schedule A as of the date hereof have purchased the Preferred Shares from the Company for an aggregate purchase price of $150,000,000.00.

(b)         No Member shall be required to make any additional Capital Contribution to the Company, unless otherwise mutually agreed to by the Company and such Member.

(c)         Each Member, severally with respect to such Member, represents and warrants to the Company that the following statements are true and complete as of the date of this Agreement:

(i)            Such Member, if not a natural person, is duly incorporated, organized or formed, validly existing and in good standing under the laws of its state or country of incorporation, organization or formation (as the case may be).  Such Member has the requisite power and authority to own its property and to carry on its business as now conducted, to the extent material to its rights and obligations under this Agreement.

(ii)           The execution, delivery and performance by such Member of this Agreement, and the consummation by such Member of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of such Member.  Such Member has the full right, power and authority to enter into, execute and deliver this Agreement, and to perform his, her or its obligations hereunder.  This Agreement has been duly executed and delivered by such Member and constitutes the valid and binding obligation of such Member, enforceable against him, her or it in accordance with its terms.

(iii)          Such Member is not party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction, decree, award or other requirement of any governmental entity that would prevent the execution or delivery of this Agreement.  The execution and delivery by such Member of this Agreement does not, and the performance of this Agreement will not, (a) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, or require any notice, consent or waiver under, any certificate or articles of incorporation or bylaws or other governing documents of such Member or any of its Affiliates or any material contract, instrument or other agreement to which such Member or any of its Affiliates is a party (either with the Company or with another Person) or to which such Member or any of its Affiliates may be bound or subject, (b) violate any fiduciary or confidential relationship or (c) conflict with or violate the provisions of any applicable laws or regulations or any order of any governmental entity.

4.3          Nature Of Interests.  The Shares shall for all purposes be personal property.  No Member has any interest in specific Company property.  Each Member hereby waives any and all rights such Person may have to initiate or maintain any suit or action for partition of the Company’s assets.

4.4          Capital Accounts.  An individual Capital Account shall be established and maintained for each Member in accordance with the rules of Treasury Regulations Section

1.704-1(b)(2)(iv).  Each Member’s Capital Account shall be increased by (i) the amount of money contributed by such Member to the Company, (ii) the Gross Asset Value of property contributed by such Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Section 752 of the Code, and (iii) allocations to such Member of Profits (and any items in the nature of income or gain separately allocated to such Member).  Each Member’s Capital Account shall be decreased by (i) the amount of money distributed to such Member by the Company, (ii) the Gross Asset Value of property distributed to such Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to such Member of Losses (and any items in the nature of losses or deductions separately allocated to such Member).  The Capital Accounts also shall be maintained and adjusted as permitted by the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treasury Regulation Sections 1.704-1(b)(2)(iv) and 1.704-1(b)(4).  On the transfer of all or a portion of a Member’s Shares, the Capital Account of the transferor that is attributable to the transferred Shares shall carry over to the transferee Member in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(1).

4.5          Negative Capital Accounts.  No Member shall be required to pay to any other Member or the Company any deficit or negative balance that may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

4.6          No Withdrawal.  No Member shall be entitled to resign from the Company or withdraw all or any portion of such Member’s Capital Contributions or the balance of such Member’s Capital Account, or to receive any distribution from the Company, except as contemplated by the Preferred Terms.

4.7          Redemption of Preferred Shares.  The Managing Member will, at the sole direction and discretion of the holder of the Class G Share, issue a notice of redemption of the Preferred Shares pursuant to a Strategic Call, a Class G Share Call or a Make-Whole Call, provided that the holder of the Class G Share shall not direct the Managing Member to issue any such notice unless the holder of the Class G Share has either (i) arranged for the subscription by a person that is not a Financial Sponsor of Class B Preferred Shares resulting in net proceeds (together with any amounts committed to be contributed by the holder of the Class G Share to the Company) sufficient to exercise such Strategic Call, Class G Share Call or Make-Whole Call, as applicable or (ii) committed, prior to or concurrently with the applicable redemption, to contribute amounts to the Company sufficient to exercise such Strategic Call, Class G Share Call or Make-Whole Call, as applicable.  For the avoidance of doubt, no redemption of Preferred Shares directed by the holder of the Class G Share shall be consummated unless the holders of the Preferred Shares to be redeemed pursuant thereto receive the full amount to which they are entitled pursuant to the Preferred Terms.

ARTICLE 5

ALLOCATIONS AND DISTRIBUTIONS

5.1          Allocations of Profit and Loss.  Except as otherwise provided in this Article 5, Profits and Losses for each Fiscal Year shall be allocated to the Members as set forth below in this Section:

(a)         Subject to Sections 5.1(b) and (c), Profits or Losses for each Fiscal Year shall be allocated to the Members in amounts that would result, to the greatest extent possible, in Capital Account balances for each Member being equal to the amount required to be distributed pursuant to Section 5.3(a) to such Member in accordance with the priority and manner provided therein on a hypothetical liquidation of the Company.  In determining the amounts distributable to the Members under Section 5.3(a) upon a hypothetical liquidation, it shall be presumed that (i) all of the Company’s remaining assets are sold at their respective values reflected on the books of account of the Company, determined in accordance with Section 704(b) of the Code and the Treasury Regulations thereunder (“Book Value”), without further adjustment, (ii) all Company liabilities are satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the asset securing such liability), and (iii) the proceeds of such hypothetical sale are applied and distributed in accordance with Section 5.3(a) hereof.

(b)         The Losses allocated in accordance with Section 5.1(a) shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year.  All Losses in excess of such limitation shall be allocated to the Members who would not have an Adjusted Capital Account Deficit as a result of such allocation (pro rata in proportion to the excess of each such Member’s Capital Account balance over the amount of such allocations that would cause such Member to have an Adjusted Capital Account Deficit).  Any Losses allocated pursuant to this Section 5.1(b) shall be reversed with an allocation of Profits prior to any allocations pursuant to Section 5.1(a), in the reverse order as such Losses was allocated.

(c)         Special Allocations.

(i)            Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (d)(5) or (d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 5.1(c)(i) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 5 have been tentatively made as if this Section 5.1(c)(i) were not a term of this Agreement.  This Section 5.1(c)(i) is intended to constitute a “qualified income offset” provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(ii)           Gross Income Allocation.  In the event any Member has a Capital Account Deficit at the end of any Fiscal Year, each such Member shall be specially allocated items of Company income and gain in the amount of such Adjusted Capital Account Deficit as quickly as possible, provided that an allocation pursuant to this Section 5.1(c)(ii) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 5.1(c) have been tentatively made as if this Section 5.1(c)(ii) and Section 5.1(c)(i) hereof were not in the Agreement.

(iii)          Minimum Gain Chargeback.  If there is a net decrease in Company Minimum Gain during a Company taxable year, then each Member shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2).  This Section 5.1(c)(iii) is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(iv)          Member Minimum Gain Chargeback.  If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations Section 1.704-2(g)(2).  This Section 5.1(c)(iv) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(v)           Certain Additional Adjustments.  To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(vi)          Nonrecourse Deductions.  The Nonrecourse Deductions for each taxable year of the Company shall be allocated to the Common Members in proportion to their Common Shares.

(vii)         Member Nonrecourse Deductions.  The Member Nonrecourse Deductions shall be allocated each year to the Member that bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations section 1.704-2(i)(1).

(viii)        Curative Allocations.  The allocations set forth in Sections 5.1(b) and 5.1(c)(i) through (vii) hereof (collectively, the “Regulatory Allocations”) are intended to comply with requirements of the Treasury Regulations. It is the intent of the parties hereto that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.1(c)(viii). Therefore, notwithstanding any other provision of Article 5 (other than the Regulatory Allocations), the Managing Member shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account such Member would have had if the Regulatory Allocations were not terms of this Agreement and all Company items were allocated pursuant to Section 5.1.

(ix)          Allocations of Withholding.  To the extent the Company receives (or is deemed to receive) an amount of income that is net of any withholding tax, (i) such income shall be allocated among the Members as if the Company received the gross amount of such income before giving effect to the payment of the withholding tax and (ii) any resulting tax credit shall be allocated among the Members in proportion to such Member’s allocated share of income or withholding amount (including income allocated pursuant to Section 704(c) of the Code) to which the credit or withholding amount relates.

5.2          Tax Allocations.

(a)         Generally.  Except as otherwise provided in this Section 5.2, taxable income and loss and all items thereof shall be allocated to the Members to the greatest extent practicable in a manner consistent with the manner set forth in Section 5.1 and Sections 704(b) and (c) of the Code.  Allocations pursuant to this Section 5.2 are solely for federal income tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits and Losses, other items or distributions pursuant to any provision of this Agreement.  For avoidance of doubt, no item of income or loss shall be allocated to Members holding Class G Shares.

(b)         Section 704(c) of the Code.  In accordance with Section 704(c) of the Code, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

(c)         Adjustments under Section 704(c) of the Code.  In the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (b) of the definition of “Gross Asset Value,” subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted tax basis of such asset and its Gross Asset Value in the same manner as, but not necessarily under the same convention(s) or method(s) specifically used by the Company for its allocations made or to be made, under Section 704(c) of the Code and Treasury Regulations thereunder.

(d)         Decisions Relating to Section 704(c) of the Code.  Any elections or other decisions relating to allocations under this Section 5.2, including the selection of any allocation method permitted under Treasury Regulation Section 1.704-3, shall be made by the Managing Member.  The Managing Member is hereby authorized to amend this Agreement as necessary to implement the method selected under Treasury Regulation Section 1.704-3.

(e)         Changes in Members’ Interests.  If during any Fiscal Year or other accounting period of the Company there is a change in any Member’s interest in the Company, the Managing Member shall allocate Profits or Losses to the Members in the Company in a manner that complies with the provisions of Section 706 of the Code.

(f)          Allocation of Non-recourse Liabilities.  Solely for purposes of determining a Member’s proportionate share of “excess non-recourse liabilities” of the Company within the meaning of Treasury Regulations Section 1.752-3(a)(3), the members’ interests in the Company profits are in proportion to their Common Shares.

5.3          Distributions.

(a)         The Company shall make distributions (including in respect of dividends, redemptions and associated premiums and Make-Whole Amounts, if any) as and when contemplated by the Preferred Terms.  Prior to the redemption of the Preferred Shares, the Company shall not make any distributions (including payments in-kind or other non-cash distributions) on any Equity Interests other than the Preferred Shares.  Following the redemption of the Preferred Shares, the Company may make distributions to the Common Shares at such times and in such amounts as the Managing Member in its sole discretion may determine.  The Class G Share shall not be entitled to any distributions from the Company, other than pursuant to Section 5.3(d) below.

(b)         Fees and Expenses. For the avoidance of doubt, if any fees are paid, or expenses are paid or reimbursed, to a holder of Shares or its Affiliates, such amounts shall not be considered distributions for any purpose under this Section 5.3 or otherwise hereunder.

(c)           Dissolution and Liquidation. Upon the occurrence of a Liquidation Event, the assets of the Company shall be disbursed in the following order of priority:

(i)            first, to make payment of all debts and liabilities owing to creditors and the expenses of dissolution or liquidation;

(ii)           second, to establish such reserves as reasonably deemed by the Managing Member necessary for any contingent or unforeseen liabilities or obligations of the Company;

(iii)          third, as contemplated by the Preferred Terms; and

(iv)          fourth, any remaining amounts to the holders of the Common Shares.

(d)         Notwithstanding Section 5.3(a) and (c) above, in the event any money is released from the Collateral Account not for use in connection with a redemption of Preferred Shares or Class B Preferred Shares, the holder of the Class G Share (or its designee) shall be entitled to receive from such released funds an amount equal to the least of (x) the amount of money so released from the Collateral Account, (y) the aggregate (unreimbursed pursuant to this Section 5.3(d)) amount of capital contributed to the Company by or on behalf of the holder of the Class G Share to fund any concurrent or prior redemptions of Preferred Shares and (z) the amount equal to $150,000,000 minus the Liquidation Preference of the Preferred Shares then outstanding, excluding from the amount then outstanding any Preferred Shares being redeemed concurrently with such release of funds from the Collateral Account.

5.4          Tax Distributions.  On or before April 15th of each Fiscal Year, the Company shall distribute to each Member with respect to each Fiscal Year of the Company an amount of cash equal to the product of (a) the excess (if any) of the total amount of taxable income and gain over the total amount of losses, deductions (and credits, properly adjusted to equal the equivalent of a deduction) allocated to the Member for such Fiscal Year for federal income tax purposes (as shown on such Members’ Schedule K-1 to the Company’s IRS Form 1065) and (b) the highest aggregate applicable federal and state individual or corporate marginal tax rate applicable to any Member with respect to the type of income being taxed (adjusted for the deductibility of state and local taxes) (i.e., the same rate shall be applied to each Member). Distributions pursuant to this Section 5.4 shall be made periodically during a Fiscal Year to correspond (i) with the timing of any estimated tax payments to the Internal Revenue Service (or other taxing authority) required of the Members based on the estimation of the Company’s net taxable income for the Fiscal Year and (ii) to the first due date of the income tax return of the Members (without regard to extensions) relating to such Fiscal Year. Notwithstanding the foregoing, (i) distributions payable to a Member for a Fiscal Year under this Section 5.4 shall be reduced by any distribution made to such Member under Section 5.3 with respect to such Fiscal Year, and (ii) no distribution shall be required under this Section 5.4 with respect to any Fiscal Year with respect to taxable income or gain allocated to a Member that is characterized as a “guaranteed payment” under Treasury Regulation Section 1.707-1(c). Distributions made under this Section 5.4 to a Member shall be treated for all purposes as if such Member had received such distributions in accordance with Section 5.3(a).

5.5          Withholding.  Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement.  The amount of any such taxes paid by or withheld from direct or indirect receipts of the Company will be allocated among the Members as determined in good faith by the Managing Member, in accordance with applicable law.  All amounts withheld pursuant to the Code or any provision of tax laws with respect to any payment or distribution to the Members from the Company shall, at the option of the Managing Member (a) be treated as amounts distributed to the Member or Members subject to such withholding obligation in accordance with this Agreement and, accordingly, shall be credited to each Member as if such Member had received such distribution in accordance with Section 5.3(a), or (b) constitute a loan by the Company to such Member, which loan shall be repaid by such Member within 15 days after notice from the Company that such payment must be made unless: (i) the Company withholds such payment from a distribution that would otherwise be made to the

Member or (ii) the Managing Member determines in its sole discretion that such payment may be satisfied out of amounts determined by the Managing Member to be available therefor which would, but for such payment, be distributed to the Member.  Each Member shall provide the Company with such information as the Company reasonably requests in order to determine the amount of taxes required to be withheld with respect to such Member.

5.6          Tax Treatment.  Notwithstanding anything to the contrary, so long as (i) all of the Common Shares and the Preferred Shares are beneficially owned by a single owner for U.S. federal income tax purposes, (ii) there are no outstanding Class B Preferred Shares and (iii) Capital Account of members holding Class G Shares remains zero, the Members agree that the Company shall be treated as a “disregarded entity” for U.S. federal income tax purposes and provisions in this Agreement relating to or relevant to an entity treated as a partnership for U.S. federal income tax purposes shall not apply.

ARTICLE 6

MANAGEMENT OF COMPANY

6.1          Management.  Other than as set forth in Section 6.2 below or the Preferred Terms, the management of the Company shall be exclusively vested in the Common Member (in such capacity, the “Managing Member”), and the Company shall not have “managers” as that term is used in the Act. Other than with respect to actions set forth in Section 6.3, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managing Member, which shall make all decisions and take all actions for the Company. The Managing Member may, from time to time, designate one or more persons to be officers or authorized representatives of the Company (each, an “Authorized Officer”) on such terms and conditions as the Managing Member may determine.  Any authorized person so designated shall have such title and authority and perform such duties as the Managing Member may, from time to time, designate or as are normally associated with such office.  Notwithstanding the foregoing, provided that the Consulting Agreement has not been terminated and the SOA is in effect, the Managing Member designates and appoints PESRM, including such individuals from time to time designated by PESRM, to be its authorized representative under this Section 6.1 and as otherwise required under this Agreement, to carry out all of the activities required of the Managing Member under this Agreement and each of the Transaction Documents consistent with the terms hereof and of the Consulting Agreement.  The designation and appointment set forth above is coupled with an interest and is revocable only following the occurrence and continuance of an event of default by PESRM under the Consulting Agreement.  For the avoidance of doubt, notwithstanding anything in this Agreement, the Consulting Agreement or the other Transaction Documents to the contrary, (1) PESRM is, and at all times shall be, the sole owner and operator of the Refinery (as defined in Intermediation Agreement) and all other Basic Infrastructure (as defined in the Intermediation Agreement), and (2) the Company does not, and at no time shall it, have (a) any responsibility or obligation of any nature with respect to the operation of the Refinery or any other Basic Infrastructure; or (b) any power or authority to (i) direct the activities of PESRM with respect to the Refinery or any other Basic Infrastructure or (ii) exert any control over the operation of the Refinery or any other Basic Infrastructure and (3) as the Company is not engaged in any storage, transportation, treatment or disposal of any Crude Oil or Refined Products, but only the flash title receipt and delivery of Crude Oil and Refined Products at designated delivery points, PESRM is not acting as agent for the Company with respect to any storage, transportation, treatment or disposal activities (without limiting Consultant’s obligations hereunder to arrange for all receipts and deliveries of Crude Oil and Refined Products by the Company under the relevant Transactions) (as each of the foregoing undefined terms are defined as provided in the Consulting Agreement).

6.2          Protective Provisions.  Until the earliest to occur of (x) termination of the SOA and payment in full of all obligations owed by the Company to MLC under the Transaction Documents, (y) a Specified Default and (z) a Bankruptcy Action with respect to PESRM, the Managing Member and the Company shall not directly or indirectly take any of the actions prohibited by Section 6.3 (other than clause (xvii) thereof) without Class G Approval.  For so long as the Preferred Shares are outstanding, the Managing Member and the Company shall not directly or indirectly take any of the actions prohibited by the Preferred Protective Provisions without Preferred Approval.  Notwithstanding anything in this Agreement or the Consulting Agreement to the contrary, the approval or consent of any other Member shall not be required for the Managing Member to take any action in connection with (i) the payment or transfer of assets from the Collection Account, (ii) the pursuit or defense of any claims by or against the Company, including in respect of insurance and indemnification and (iii) the exercise of any rights of the Company under Part 10 of the Schedule to the MLC-PESIC ISDA Master Agreement or the Standby LC(1) (as defined in the Framework Agreement).

6.3          Limitations on the Company’s Activities; Separateness Provisions.  This Section 6.3 is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose” entity.  Since its formation, the Company has not and from and after the date hereof the Company will not:

(i)            engage in any business or activity other than to (i) to engage in the Secured Prepay Transactions contemplated by the Transaction Documents and to engage in any other activities related or incidental thereto or in anticipation thereof, (ii) to execute and deliver, and perform its obligations under the Transaction Documents, (iii) to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes and (iv) to take such action as may be necessary or advisable to comply with applicable law;

(ii)           acquire or own any assets other than as permitted under and pursuant to the Transaction Documents;

(iii)          to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, sale or transfer of substantially all of its assets other than such activities as are expressly permitted pursuant to the Transaction Documents;

(iv)          fail to observe all organizational formalities, or fail to maintain its separate existence as an entity duly organized, validly existing and in good standing (if

(1)  The current draft of the Framework Agreement does not have a definition of Standby LC applicable) under the applicable legal requirements of Delaware, or amend, modify, terminate or fail to comply with the provisions of its organizational documents;

(v)           own any subsidiary, or make any investment in or own or acquire any stock or securities of, any Person, except investments permitted under the Transaction Documents;

(vi)          commingle its assets with the assets of any other Person;

(vii)         other than expressly provided in this Agreement, incur, create or assume any debt or liabilities, secured or unsecured, direct or contingent, other than indebtedness and liabilities incurred in the ordinary course of its business pursuant to the Transaction Documents;

(viii)        buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities);

(ix)          fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person;

(x)           enter into any contract or agreement with any general partner, member, shareholder, principal, guarantor of the obligations of the Company, or any affiliate of the foregoing, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties, provided that the Transaction Documents and the transactions contemplated thereby are expressly permitted;

(xi)          maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xii)         except as contemplated by the Transaction Documents, assume or guaranty any obligation of any other Person, including any affiliate, or hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(xiii)        to the extent the Company is required by applicable laws to file a tax return, fail to file its own tax returns (provided, however, that so long as the Company is treated as a disregarded entity for United States federal and/or other relevant income tax purposes, the taxable income, gains, deductions and losses of the Company shall be reflected on Common Member’s tax returns for such purposes, consistent with applicable laws);

(xiv)        fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;

(xv)         fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xvi)        take, or permit to be taken, any action prohibited by this Section 6.3 without prior Class G Approval;

(xvii)       take or permit to be taken any action in violation of the Preferred Protective Provisions without Preferred Approval;

(xviii)      fail to fairly and reasonably allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an affiliate) among the Persons sharing such expenses and to use separate stationery, invoices and checks;

(xix)        fail to remain solvent or pay its own liabilities (including, without limitation, salaries of its own employees, if any) only from its own funds;

(xx)         acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable;

(xxi)        fail to maintain a sufficient number of employees (if any) in light of its contemplated business operations;

(xxii)       take any actions that involve the making of any investment or the consummation of any acquisition or divestiture of assets other than as expressly contemplated by the Transaction Documents;

(xxiii)      take any actions that involve any transaction, agreement, arrangement or understanding between the Company, on the one hand, and MLC, PESRM or any of their Affiliates, on the other hand, except as expressly contemplated by the Transaction Documents;

(xxiv)     enter into any third party contracts, other than (a) the PESIC Secured Prepay Transaction Documents (as defined in the Framework Agreement) and (b) contracts contemplated under the Consulting Agreement as of the date hereof, with the consent of the Class G Member;

(xxv)      take any actions that involve any amendment, waiver or termination of any Transaction Document;

(xxvi)     take any actions that create (by reclassification or otherwise) or issue any Equity Interests having rights, preferences or privileges senior to or on a parity with the Preferred Shares other than the Class B Preferred Shares;

(xxvii)    take any actions that result in the repurchase, redemption or other acquisition of any Equity Interests of the Company other than as contemplated or permitted by the Preferred Terms; or

(xxviii)   create any lien over the Company’s assets except as expressly contemplated by the Transaction Documents.

ARTICLE 7

RESTRICTIONS ON TRANSFER

7.1          Restrictions on Transfer(i).  (a) Except as otherwise provided elsewhere in this Agreement (including the Preferred Terms), no Member may Transfer all or any part of the Shares held by it to any Person without the consent of the other Members; provided that (i) without such approval, a holder of Preferred Shares or Common Shares may Transfer all or any part of its Preferred Shares or Common Shares (x) to an Affiliate of such holder and (y) to any Person following the occurrence of a Specified Default or a Bankruptcy Action with respect to PESRM, and (ii) without such approval, the holder of the Class G Share may Transfer its Class G Share to an Affiliate of such holder.

(b)         Notwithstanding any provision of this Agreement to the contrary, at any time that no Preferred Shares are owned by BTO Commodities L.P. or an Affiliate thereof, if a Bankruptcy Action has not occurred with respect to PESRM, the holder of the Class G Share shall purchase, and the Common Member shall sell, all of the Common Shares for an amount equal to the greater of (x) the aggregate equity contributed by the Common Member and (y) $1.00.

ARTICLE 8

LIABILITY AND EXCULPATION; INDEMNIFICATION; CERTAIN COVENANTS

8.1          Liability.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

8.2          Exculpation.

(a)         To the fullest extent permitted by applicable law, no Covered Person shall be liable to the Company, any Members, or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, unless such Covered Person shall have been found guilty of gross negligence, willful misconduct or fraud, or have been found to be in material breach of this Agreement, in each case with respect to such acts or omissions by a court of competent jurisdiction.  This Section 8.2(a) shall not reduce or limit the contractual liability of a Covered Person for breach of any other agreement with the Company or any affiliate of the Company to which the Covered Person is a party.

(b)         A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits, Losses or income or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.  Without limiting the foregoing, neither the Company nor any Covered Person shall have any liability with respect to any valuations performed pursuant to this Agreement, and shall be fully protected in relying in good faith upon the records of the Company and upon information, opinions, reports or statements presented to the Company by any person as to matters which the Company or such Covered Person reasonably believes are within such other Person’s professional or expert competence.

8.3          Tax Matters Partner.  The Managing Member shall appoint a “Tax Matters Partner” of the Company for purposes of Section 6231(a)(7) of the Code, who shall have the power and authority, subject to the review and control of the Managing Member, to manage and control, on behalf of the Company, any administrative proceeding involving the Company with the Internal Revenue Service relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes.  Any Person serving as the Tax Matters Partner may be removed by the Managing Member and the Managing Member may appoint another Person permitted to serve in such position under the Treasury Regulations to serve as Tax Matters Partner at any time.

8.4          Nature of Rights.  The rights set forth in this Article 8 are contractual in nature and may not be revised as applied to prior actions of a Covered Person by a subsequent amendment of this Agreement without such Covered Person’s prior written approval.

ARTICLE 9

DISSOLUTION, LIQUIDATION AND TERMINATION

9.1          No Dissolution.  Only the events set forth in Section 9.2 hereof shall cause the dissolution of the Company.  The Company shall not be dissolved by the admission of additional or substitute Members in accordance with the terms of this Agreement.

9.2          Events Causing Dissolution.  Subject to Section 6.2, the Company shall be dissolved and its affairs shall be wound up upon:

(a)         approval by the Managing Member, Preferred Approval and Class G Approval; or

(b)         upon the entry of a decree of judicial dissolution under the Act.

Any other provision of this Agreement to the contrary notwithstanding, no withdrawal, assignment, removal, bankruptcy except as required by applicable law, insolvency except as required by applicable law, death, incompetency, termination, dissolution or distribution with respect to any Member or any Share will effect a dissolution of the Company.

9.3          Liquidation.  Upon dissolution of the Company, the Managing Member may appoint one or more Persons to carry out the winding up of the Company (such Person(s) if appointed, or the Managing Member if no such Person(s) are so appointed, being referred to as the “Liquidating Trustee(s)”), which Liquidating Trustee(s) shall immediately commence to wind up the Company’s affairs in an orderly fashion.  The proceeds of liquidation shall be disbursed in accordance with this Agreement.

9.4          Termination.  The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, have been distributed as provided in Section 5.3(c).

9.5          Claims of the Members.  The Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member with respect to such Capital Contributions.

ARTICLE 10

MISCELLANEOUS

10.1        Governing Law.  This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the laws of the State of Delaware.

10.2        Submission to Jurisdiction; Waiver.  Each party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought and determined in the courts of the State of Delaware and the United States District Court for the District of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, and each party hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.  Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement or the subject matter hereof, may not be enforced in or by such courts.

10.3        Waiver Of Jury Trial.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY

ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.3.

10.4        Equitable Remedies; Failure to Pursue Remedies.  The parties hereto agree that irreparable harm may occur in the event that any of the agreements and provisions in this Agreement, specifically including, but without limitation, Article 7 hereof, were not performed fully by the parties hereto in accordance with their specific terms or were otherwise breached, and that money damages may be an inadequate remedy for breach hereof because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or is otherwise breached.  It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the Company and the other parties hereto and to enforce specifically such terms and provisions of this Agreement against the Company and other parties hereto, as applicable, in any court of the United States or any state having jurisdiction, such remedy being in addition to and not in lieu of, any other rights and remedies to which the parties are entitled to hereunder and at law or in equity.

10.5        Cumulative Remedies.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.  Except where a time period is otherwise specified, no delay on the part of any party in the exercise of any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any exercise or partial exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any right, power, privilege or remedy.

10.6        Fees and Expenses.  If any legal action, including, without limitation, an action for injunctive relief, is brought by a Member to enforce its rights under this Agreement and such Member prevails in such legal action, such Member shall be entitled to receive from the Company all attorneys’ fees and disbursements, and all other costs and expenses paid or incurred by or on behalf of such Member in connection with such action or proceeding and in connection with enforcing any judgment or order with respect to such matter; provided, that this provision shall not apply to claims brought by the holder of the Class G Shares in respect of actions or omissions of the Consultant under the Consulting Agreement.

10.7        Binding Effect.  This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.

10.8        Notices.

(a)         All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by electronic mail or facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), generally recognized receipted overnight courier (including FedEx) or U.S. Postal Service overnight delivery service, or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

If to the Company, addressed to:

PESIC Inventory Company, LLC
1735 Market Street
Philadelphia PA 19103
Attention: Treasury Department
Fax: 877-846-3802
Email: treasury@pes-companies.com

With copies to:

The Blackstone Group LP

345 Park Avenue

New York NY 10154

Attention: Daniel Lee, SVP, Senior Vice President

Email:  daniel.lee@blackstone.com

Fax:  212 284 7406

and

Morrison & Foerster LLP
250 West 55th Street
New York, New York 10019

Attn.:  David H. Kaufman
Phone:  (212) 468-8237

Fax:  (212) 468-7900
E-mail: dkaufman@mofo.com

(b)         If to any Member, at its address set forth on Schedule A hereto.

(c)         Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by electronic mail or facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. U.S. Eastern Time and, if sent after 5:00 p.m. U.S. Eastern Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the courier if sent by generally recognized receipted overnight courier; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid.  Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.

10.9        Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

10.10      Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

10.11      Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original, and all of which shall constitute one and the same document.  This Agreement may be executed and delivered by Electronic Transmission.

10.12      Article and Section Headings and References.  The Article and Section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.  Any reference in this agreement to a particular Article, Section or Subsection shall refer to an Article, Section or Subsection of this Agreement, unless specified otherwise.

10.13      Integration; Entire Agreement.  This Agreement constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, relating to such subject matter.

10.14      Amendments.  Except as otherwise specified herein, this Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by Members holding a majority of each class of Shares then outstanding, each voting separately as a single class (except for amendments in connection with the issuance of Class B Preferred Shares).  Notwithstanding the foregoing:

(a)         this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Preferred Member or Common Member without the written consent of such Preferred Member or Common Member unless such amendment, termination or waiver applies to all Preferred Members or Common Members, as the case may be, in the same fashion, provided that, the rights set forth in Article 10 are contractual in nature and may not be revised as applied to prior actions of a Covered Person by a subsequent amendment of this Agreement without such Covered Person’s prior written approval; provided, further, that increasing or decreasing the number of authorized Common Shares or issuing additional Common Shares shall not require the separate approval or consent of Common Members;

(b)         any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party; and

(c)                            Schedule A hereto may be amended by the Company from time to time in order to update and reflect (i) information regarding additional Members admitted to the Company, (ii) the issuance of Shares effected in compliance with the terms of this Agreement, and (iii) the Transfer of Shares effected in compliance with the terms of this Agreement and any other agreement referenced herein containing restrictions on Member Transfers, in each case where such admittance, Transfer or issuance has been made in accordance with the terms hereof, including the Preferred Terms and the Class G Terms.

The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto.  Any amendment, termination or waiver effected in accordance with this Section 10.14 shall be binding on each Member and all of such Member’s successors and permitted assigns, whether or not any such Member, successor or assignee entered into or approved such amendment, termination or waiver.

10.15                 Aggregation of Shares.  All Shares held or acquired by Affiliated Persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its duly authorized representative as of the date first written above.

COMPANY:

PES INVENTORY COMPANY, LLC

By: BTO COMMODITIES L.P., as Managing Member

By: BTO Commodities Manager L.L.C., as general partner of BTO Commodities L.P.

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Senior Managing Member

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MEMBERS:

PES HOLDINGS, LLC
as holder of Class G Share

By:	/s/ John B. McShane
Name:	John B. McShane
Title:	General Counsel and Secretary

BTO COMMODITIES L.P.
as Common Member

By: BTO Commodities Manager L.L.C.,
as general partner of BTO Commodities L.P.

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Senior Managing Director

BTO COMMODITIES L.P.
as Preferred Member

By: BTO Commodities Manager L.L.C.,
as general partner of BTO Commodities L.P.

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Senior Managing Director

Schedule A

Company Capitalization Table

Member	Class and No. of Shares	Capital Contribution	Address
Common Member	1,000 Common Shares	$1,000	(1)
Class G Member	1 Class G Share	$0	To the address set forth for the Consultant in the Consulting Agreement
Preferred Member	150,000 Preferred Shares	$150,000,000	(1)

(1)  The address of the Common Member and the Preferred Member is:

c/o The Blackstone Group LP

345 Park Avenue

New York NY 10154

Attention: Daniel Lee, , Senior Vice President

Email:  daniel.lee@blackstone.com

Fax:  212 284 7406

Schedule B

Preferred Shares Terms and Conditions

1.                                      Ranking.  The Preferred Shares shall rank, with respect to payment of dividends, distributions, redemption payments and rights (including as to the distribution of assets) upon a Liquidation Event, (i) subordinated and junior to all contractual obligations of the Company (including all obligations under the Secured Prepay Transactions and (ii) senior to all other Equity Interests in the Company.

2.                                      Reissuance.  Any Preferred Shares which may be redeemed, purchased or acquired by the Company shall be retired and may not be reissued.

3.                                      Dividends.  Each outstanding Preferred Share shall accrue, on a daily basis, dividends on the amount of the Liquidation Preference of such Preferred Share at the Applicable Rate.  The Company shall pay, on a monthly basis in advance, cash dividends on each outstanding Preferred Share in an amount equal to the dividends to be accrued during such month.  Unless otherwise notified in writing by the holder of the Preferred Shares, the Company shall pay such dividends by wire transfer to the Collection Account on the first business day of each calendar month (other than the month in which this Agreement is executed, for which such dividends shall be paid on the date hereof).  For the avoidance of doubt in no event shall dividends or other distributions in respect of the Preferred Shares be paid from funds on deposit in, or credited to, the Collateral Account.

4.                                      Liquidation Preference.  Upon the occurrence of a Liquidation Event, the holder of each Preferred Share shall be entitled to be paid, before any payment is made to the holder of any other Equity Interests in the Company, an amount in cash equal to the Liquidation Preference of such Preferred Share; provided, that if the assets available to make such payment are insufficient to pay such holders the full amount to which they are entitled, such payment shall be made ratably among the holders in proportion to the number of Preferred Shares owned by each such holder.

5.                                      Voting.  Except as otherwise provided in this Agreement or required by law, the Preferred Shares shall not have voting rights.

6.                                      Redemption.

(a)                                 Strategic Call. At any time prior to the first anniversary of the date of this Agreement, the Company shall have the right, at the direction and discretion of the holder of the Class G Share, upon at least 10 business days’ written notice delivered to the holders of Preferred Shares, to redeem all, but not less than all, of the Preferred Shares for an aggregate purchase price of (x) 1.15 times the Liquidation Preference of the Preferred Shares minus (y) the amount of dividends actually paid in respect of the Preferred Shares prior to such redemption, provided that such Strategic Call cannot be financed by a Financial Sponsor.

(b)                                 Class G Share Call.

i.      At any time prior the first anniversary of the date of this Agreement, concurrently with the Company’s issuance of Class B Preferred Shares, the Company shall have the right, at the sole direction and discretion of the holder of the Class G Share, to redeem up to $100,000,000 in Liquidation Preference of Preferred Shares for an aggregate purchase price equal to the net amount received by the Company from the proceeds of the issuance of such Class B Preferred Shares (and in such case the Preferred Shares so redeemed shall immediately be deemed cancelled and of no further force and effect) in exchange for the payment of a purchase price per Preferred Share redeemed equal to (x) 1.120 times the Liquidation Preference of each Preferred Share minus (y) the amount of dividends actually paid in respect of each Preferred Shares prior to such redemption, provided that such Class G Share Call cannot be financed by a Financial Sponsor.

ii.   The Class B Preferred Shares issued pursuant to clause (i) above shall rank, with respect to payment of dividends, distributions, redemption payments and rights (including as to the distribution of assets) upon a Liquidation Event, (i) subordinated and junior to all contractual obligations of the Company (including all obligations under the Secured Prepay Transactions) and (ii) senior to all other Equity Interests in the Company, including the Preferred Shares. The Class B Preferred Shares will have otherwise the same terms and conditions as the Preferred Shares, other than with respect to the dividend rate, provided that in no event such dividend rate shall be higher or payable more frequently than the dividend rate of the Preferred Shares.

(c)                                  Mandatory Redemption.  Other than in the event that the Company has exercised the Strategic Call, on the 5th day following (1)(i) the termination of the SOA (other than as contemplated by clause (2) below), (ii) the occurrence of a Specified Default or (iii) the occurrence of an MLC Default, _the Preferred Shares shall be mandatorily redeemed by the Company for an aggregate purchase price equal to the Liquidation Preference of the Preferred Shares or (2) the voluntary termination of the SOA by PESRM and MLC, the Preferred Shares shall be mandatorily redeemed by the Company for an aggregate purchase price equal to the Liquidation Preference of the Preferred Shares plus the Make-Whole Amount.

(d)                                 Make-Whole Call.  Following the earlier to occur of (x) a Class G Share Call pursuant to Section 6(b)(i) above and (y) the first anniversary of the date of this Agreement, the Company shall have the right, at the sole direction and discretion of the holder of the Class G Share, upon at least 10 business days’ written notice delivered to the holders of Preferred Shares, to redeem all, but not less than all, of the Preferred Shares then outstanding for an aggregate purchase price equal to the Liquidation Preference of the Preferred Shares plus the Make-Whole Amount.

(e)                                  Preferred Put.  No later than 2 Business Days after the occurrence of a Change of Control of PESRM or an Incurrence Default , the Class G Shareholder shall notify the holders of the Preferred Shares of the occurrence of such Change of Control.  Each holder of Preferred Shares shall have the right, upon written notice delivered to the Company no later than 10 days after the earlier of (i) the holder of the Class G Share has notified the holders of the Preferred Shares of the occurrence of a Change of Control or an Incurrence Default or (ii) in the absence of such notification, 10 days after the holders of the Preferred Shares have otherwise received knowledge of such Change of Control or an Incurrence Default, to deliver notice to the Company indicating in such notice that such holder is requiring the Company to redeem the Preferred Shares held by such holder, such redemption to occur no later than 60 days after the notification from the holders of the Preferred Shares to the Company, at an aggregate purchase price equal to the Liquidation Preference of the Preferred Shares so redeemed.

(f)                                   Maturity Redemption.  On the Maturity Date, the Company shall redeem the Preferred Shares for an aggregate purchase price equal to the Liquidation Preference of the Preferred Shares.

7.                                      Protective Provisions.  For so long as the Preferred Shares remain outstanding, the Managing Member and the Company shall not, without Preferred Approval, take any of the following actions, it being agreed for the avoidance of doubt that such protective provisions shall not prohibit the Company from consummating any of the redemptions contemplated by the foregoing paragraph 6 without Preferred Approval:

(i)                                     actions that result in the incurrence by the Company of any indebtedness or the creation of any lien over the Company’s assets except as expressly contemplated by the Transaction Documents;

(ii)                                  actions that involve the making of any investment or the consummation of any acquisition or divestiture of assets other than as expressly contemplated by the Transaction Documents;

(iii)                               actions that involve any transaction, agreement, arrangement or understanding between the Company, on the one hand, and MLC, PESRM or any of their Affiliates, on the other hand, except as expressly contemplated by the Transaction Documents;

(iv)                              actions that involve any amendment, waiver or termination of any Transaction Documents or entering into any other contract by or on behalf of the Company;

(v)                                 actions that alter or change in any respect the rights, preferences or privileges of the Preferred Shares, or increase or decrease the authorized number of Preferred Shares;

(vi)                              actions that alter, amend or waive any provision of the Company’s certificate of formation or limited liability company agreement, or any other organizational document of the Company or admit any additional Member to the Company;

(vii)                           actions that create (by reclassification or otherwise) or issue any Equity Interests having rights, preferences or privileges senior to or on a parity with the Preferred Shares other than the Class B Preferred Shares; provided, that no issuance of Class B Preferred Shares shall be permitted to the extent the aggregate liquidation preference of the Class B Preferred Shares would exceed $100 million;

(viii)                        actions that result in the repurchase, redemption or other acquisition of any Equity Interests of the Company, other than membership interests held by the Preferred Member except as expressly permitted by the foregoing paragraph 6;

(ix)                              actions that result in the declaration or making of any dividend or other distribution other than dividends or other distributions on the Preferred Shares and distributions contemplated by Section 5.4;

(x)                                 actions that result in the merger, consolidation, recapitalization reclassification, restructuring, reorganization of the Company or the filing or acquiescence in the filing of a Bankruptcy Action; or

(xi)                              actions that change the nature of the Company’s business.

Schedule C

Class G Share Terms and Conditions

1.                                      Ranking.  The Class G Share shall rank, with respect to payment of dividends, distributions, redemption payments and rights (including as to the distribution of assets) upon a Liquidation Event, on parity to the Common Shares.

2.                                      Reissuance.  Any Class G Share which may be redeemed, purchased or acquired by the Company shall be retired and may not be reissued.

3.                                      Dividends.  No dividends shall be payable in respect of the Class G Share.

4.                                      Liquidation.  The Class G Share shall not be entitled to any distribution upon the occurrence of a Liquidation Event.

5.                                      Voting.  The Class G Shares shall be entitled to the voting rights set forth in this Agreement.

6.                                      Redemption.  Upon the termination of the SOA and Consulting Agreement, the Company shall have the right to redeem the Class G Share.

7.                                      Protective Provisions.  Until the earliest to occur of (x) termination of the SOA and payment in full of all obligations owed by the Company to MLC under the Transaction Documents, (y) a Specified Default and (z) a Bankruptcy Action with respect to PESRM, the Managing Member and the Company shall not, without Class G Approval, directly or indirectly take any of the following actions:

(i)                                     actions that alter or change in any respect the rights, preferences or privileges of the Class G Share;

(ii)                                  actions that alter, amend or waive any provision of the Company’s certificate of formation or limited liability company agreement, or any other organizational document of the Company;

(iii)                               any Bankruptcy Action; or

(iv)                              actions that change the nature of the Company’s business.

Exhibit A

Definitions

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq., as it may be amended or succeeded from time to time.

“Adjusted Capital Account Deficit” means, with respect to the Capital Account of any Member as of the end of any Fiscal Period, the amount by which the balance in such Capital Account is less than $0.00, after giving effect to the following adjustments:

(a)                                 Each Member’s Capital Account shall be increased by the amount, if any, such Member is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)                                 Each Member’s Capital Account shall be decreased by the amount of any of the items described in Treasury Regulation Sections 1.704-1 (b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means with respect to any specified Person, any other Person that directly or indirectly controls, is under common control with, or is controlled by, such specified Person and shall include without limitation (regardless of control) any current or former limited partner, general partner, managing member, manager, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management with, such Person.  As used in this definition, “control”, including, its correlative meanings, “controlled by” and “under common control with”, shall mean possession of power to direct or cause the direction of management or policies (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as the same may be amended, modified, supplemented and/or restated from time to time in accordance with the terms hereof.

“Applicable Rate” means (x) except as contemplated by the following clause (y), (i) through the first anniversary of the date hereof, 9.00% per annum, (ii) following the first anniversary of the date hereof through the second anniversary of the date hereof, 10.50% per annum, and (iii) following the second anniversary of the date hereof, 11.00% per annum, and (y) following the incurrence of a Class G Share Call pursuant to clause 6(b)(i) of Schedule B, 15.00% per annum.

“Authorized Officer” has the meaning specified in Section 6.1.

“Bankruptcy Action” means:

(i)                                     commencing any case, proceeding or other action on behalf of the Company under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors;

(ii)                                  instituting proceedings to have the Company adjudicated as bankrupt or insolvent;

(iii)                        consenting to the institution of bankruptcy or insolvency proceedings against the Company;

(iv)                       filing a petition or consent to a petition seeking reorganization, arrangement, adjustment, winding-up, dissolution, composition, liquidation or other relief on behalf of the Company of its debts under any federal or state law relating to bankruptcy;

(v)                          seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Company or a material portion of the Company’s properties; or

(vi)                       making any assignment for the benefit of the Company’s creditors.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Book Value” has the meaning specified in Section 5.1(a).

“Business Day” means any day other than a Saturday, Sunday or a legal holiday in the State of Delaware or any other day on which commercial banks in such state are authorized by law or government decree to close.

“Capital Account” means, with respect to any Member, the account maintained for such Member in accordance with the provisions of Section 4.4.

“Capital Contribution” means, with respect to any Member, the aggregate amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company pursuant to Section 4.2.

“Certificate of Formation” means the Certificate of Formation of the Company as originally filed with the Delaware Secretary on September 5, 2014, and as amended from time to time.”Change of Control” means, (i) prior to an IPO, with respect to a person, the occurrence, directly or indirectly, in one or more transactions, of any of the following: (a) any consolidation, merger, share issuance, transfer, exchange or similar transaction unless (x) the direct and indirect beneficial owners of such person’s capital stock or other equity interests on the date hereof hold more than 50% of the outstanding voting power of the surviving entity or more than 50% of the voting power of any general partner of such entity (or, if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of 100% of the voting securities of the surviving entity) following such transaction (excluding from the number of voting securities held by such holders, but not from the total amount of voting securities, any voting securities of the other constituent entity in such transaction beneficially owned by them prior to such transaction) and such voting power among the holders thereof is in substantially the same proportion as in existence immediately prior to such transaction, and (y) no person or group (other than a person or group who, on the date hereof, was the direct or indirect beneficial owner of 20% or more of the outstanding voting power of such person) directly or indirectly beneficially owns 20% or more of the combined voting power of the surviving entity (or, if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of 100% of the voting securities of the surviving entity); (b) any sale, transfer, lease, exchange or other disposition of all, or substantially all, of the consolidated assets of such person; (c) any reorganization, reclassification, restructuring, recapitalization, liquidation, dissolution or similar transaction with respect to such person; or (d) the occurrence of a “change of control” as such term is defined under any note, indenture, loan, credit agreement or other financing document, of such person, and (ii) upon and following an IPO, any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act), other than the Permitted Holders, shall “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the IPO Issuer, unless (i) the Permitted Holders have, at such time, the right or the ability, directly or indirectly, by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of the IPO Issuer (or the general partner of the IPO Issuer in the event of a master limited partnership as the IPO Issuer) or (ii) during any period of twelve (12) consecutive months after the Permitted Holders no longer beneficially own more than 50% of the Equity Interests in the IPO Issuer, a majority of the seats (other than vacant seats) on the Board of Directors of the IPO Issuer (or the general partner of the IPO Issuer in the event of a master limited partnership as the IPO Issuer) shall be occupied by persons who were (x) members of the Board of Directors of the IPO Issuer (or the general partner of the IPO Issuer in the event of a master limited partnership as the IPO Issuer) on the Effective Date or nominated by the Board of Directors of the IPO Issuer (or the general partner of the IPO Issuer in the event of a master limited partnership as the IPO Issuer) or by one or more Permitted Holders or persons nominated by one or more Permitted Holders or (y) appointed by directors so nominated.

“Class B Preferred Shares” means Membership Interests in the Company having the economic rights set forth herein with respect to the “Preferred Shares”, with the modifications specified in Section 6(b) of Schedule B.

“Class G Approval” means the written consent or approval of the holder of the Class G Share.

“Class G Protective Provisions” means the protective provisions set forth in Schedule C.

“Class G Share” has the meaning set forth in Section 4.1(a)(iv).

“Class G Terms” means the terms and conditions governing the Class G Share as set forth in Schedule C.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral Account” means the account No. 5514058400 established and maintained by the Bank of New York Mellon in the name of the Company (as the same may be redesignated, renumbered or otherwise modified), and any successor or replacement account.

“Collection Account” means the account No. 4481988400 established and maintained by the Bank of New York Mellon in the name of the Company (as the same may be redesignated, renumbered or otherwise modified), and any successor or replacement account.

“Common Member” means a Member holding Common Shares.

“Common Shares” means Membership Interests in the Company having the economic rights set forth herein with respect to “Common Shares,” which shall be issued as capital interests.

“Company” means PES Inventory Company, LLC, the Delaware limited liability company that is the subject of this Agreement.

“Company Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.

“Consulting Agreement” means the Consulting Agreement, dated as of October 7, 2014, between the Company and PESRM.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Investment Affiliate” means, as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in PES Holdings, or, in each case other portfolio companies.

“Covered Person” means each Member, the current or former Tax Matters Partner (as defined in Section 6231(a)(7) of the Code), and any officer of the Company in accordance with the terms of this Agreement in each case when acting in connection with matters pertaining to the Company.

“Delaware Secretary” means the Secretary of State of the State of Delaware.

“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such fiscal year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“Discounted Value” means, with respect to Remaining Scheduled Payments, the amount obtained by discounting such Remaining Scheduled Payments from their respective scheduled due dates to the Settlement Date, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which the Remaining Scheduled Payments are payable) equal to the Reinvestment Yield.

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Equity Interest” means any equity capital, voting securities, proxies, profit interests or derivative rights, or any options, warrants or other securities convertible into or exchangeable or exercisable for any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934.

“Financial Sponsor” means any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.  For avoidance of doubt, the term Financial Sponsor shall exclude insurance companies (other than insurance companies that are portfolio companies of a Financial Sponsor) and holding companies thereof (to the extent such holding company would not otherwise be a Financial Sponsor), and shall include hedge funds.

“Fiscal Period” means a calendar year or any portion thereof for which the Company is required to make allocations or distributions pursuant to Article 5.

“Fiscal Year” means a calendar year.

“Framework Agreement” means the Framework and Collateral Agency Agreement, dated as of October 7, 2014, entered into between the Company and MLC.

“Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a)                                 the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed to by the contributing Member and the Managing Member;

(b)                                 the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managing Member, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-l(b)(2)(ii)(g) other than a constructive termination of the Company pursuant to Code Section 708(b)(1)(B); provided, however, that adjustments pursuant to clauses (i) and(ii) of this sentence shall be made only if the Managing Member reasonably determines such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c)                                  the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution, as determined by the Member receiving such distribution and the Managing Member; and

(d)                                 the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph d.

“Incurrence Default” means the incurrence by any Loan Party of Indebtedness for borrowed money in excess of the Term Loan Permitted Indebtedness Limit in effect on the date hereof (as each such term is defined in the Senior Secured Credit Facility).

“Initial Agreement” has the meaning specified in the recitals.

“Initial Member” has the meaning specified in the recitals.

“IPO” means an underwritten public offering by PESRM or any Affiliate (other than PES Logistics Partners, L.P.) in the form of a master limited partnership, limited liability company or corporation that makes a quarterly cash distribution or dividend to its equity holders, and raises net cash proceeds of at least $50,000,000.

“IPO Issuer” means PESRM or its Affiliate that directly or indirectly owns all or substantially all of the Refinery and that is the issuer of the IPO.

“Liquidating Trustee” has the meaning specified in Section 9.3.

“Liquidation Event” means any liquidation, dissolution or winding up of the Company.

“Liquidation Preference” means, with respect to a Preferred Share, (i)(x) $1,000, plus (y) the amount of any unpaid dividends due and payable with respect thereto, compounded monthly, minus (ii) the amount of any dividends paid with respect thereto which have not been accrued by the date of determination.

“Make-Whole Amount” means, with respect to any Preferred Share, an amount equal to the Discounted Value of the Remaining Scheduled Payments with respect to such Preferred Share.

“Managing Member” has the meaning specified in Section 6.1.

“Maturity Date” means the third anniversary of the date of this Agreement.

“Member” means each of the Persons listed on Schedule A hereto, and includes any Person admitted as an additional Member or a substitute Member pursuant to the provisions of this Agreement, in such Person’s capacity as a member of the Company.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i) with respect to “partner minimum gain.”

“Member Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”

“Member Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”

“Membership Certificates” has the meaning specified in Section 4.1(b).

“Membership Interests” means all legal and beneficial ownership interests in, and rights and duties as a Member of, the Company, including, without limitation, the right to share in Profits and Losses, the right to receive distributions of cash and other property from the Company, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from the Company.

“MLC” means Merrill Lynch Commodities, Inc.

“MLC-PESIC ISDA Master Agreement” means the 2002 Master Agreement, dated as of October 7, 2014 (including the Schedule thereto and the Confirmation Swap Transaction related thereto dated as of the date hereof, between the Company and MLC.

“MLC Default” means (i) a breach by MLC of its obligations under Section 16 of the Framework Agreement (or the occurrence of a Letter of Credit Default thereunder), (ii) the failure of the PESIC Collateral Account Control Agreement to be executed and delivered in accordance with section 15 of the Framework Agreement within 30 days after the date hereof or (iii) an MLC Specified Termination Event (as defined in the Schedule to the MLC-PESIC ISDA Master Agreement).

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“Person” includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, governmental body or agency or other legal entity or organization.

“Personal Representative” means the successor or legal representative (including without limitation, a guardian, executor, administrator or conservator) of a deceased or incompetent Covered Person.

“Permitted Holders” means (a) the Sponsor, (b) its Controlled Investment Affiliates, (c)  such person’s Related Parties and (d) Affiliates of Energy Transfer Partners, L.P.

“PES Holdings” means PES Holdings, LLC, a Delaware limited liability company.

“PESIC-PESRM ISDA Master Agreement” means the 2002 Master Agreement, dated as of October 7, 2014 (including the Schedule thereto and the Confirmation Swap Transaction related thereto dated as of the date hereof, between the Company and PESRM.

“PESRM” means Philadelphia Energy Solutions Refining and Marketing LLC.

“Preferred Approval” means the written consent or approval of Preferred Members holding a majority of Preferred Shares then outstanding, voting together as a single class.

“Preferred Member” means a Member holding Preferred Shares.

“Preferred Protective Provisions” means the protective provisions set forth in Schedule B.

“Preferred Shares” means Membership Interests in the Company having the economic rights set forth herein with respect to “Preferred Shares”, which shall be issued as capital interests.

“Preferred Terms” means the terms and conditions governing the Preferred Shares as set forth in Schedule B.

“Profits” and “Losses” means, for each fiscal period, an amount equal to the Company’s taxable income or loss for such fiscal period, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

(i)                                     any income of the Company exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(ii)                                  any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(iii)                               in the event the Gross Asset Value of any Company asset is adjusted in accordance with paragraph (b) or paragraph (c) of the definition of “Gross Asset Value” above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv)                              in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing the Company’s taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period;

(v)                                 gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value; and

(vi)                              any items which are specially allocated pursuant to the provisions relating to Regulatory Allocations herein shall not be taken into account in computing Profits and Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated as Regulatory Allocations shall be determined by applying rules analogous to those set forth in this definition of Profits and Losses.

“Refinery” means the refinery located in Philadelphia, Pennsylvania (consisting of two formerly separate refining operations commonly known as “Point Breeze” and “Girard Point”) and owned by PESRM.

“Regulatory Allocations” has the meaning specified in Section 5.1(c)(viii).

“Reinvestment Yield” means the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second business day preceding the Settlement Date, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity comparable to the Maturity Date (“Comparable Securities”), or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second business day preceding the Settlement Date, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the Comparable Securities.

“Related Parties” means, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.

“Remaining Scheduled Payments” means, with respect to a Preferred Share, all dividends that would be payable after the Settlement Date through the Maturity Date with respect to the Liquidation Preference of such Preferred Share if no redemption of such Preferred Share were made prior to the Maturity Date, provided that if such Settlement Date is not a date on which a dividend payment is due to be made under the terms of the Preferred Shares, then the amount of the next succeeding scheduled dividend payment will be reduced by the amount of dividends accrued to such Settlement Date and required to be paid on such Settlement Date.

“Secured Prepay Transactions” means the transactions contemplated by the PESIC-PESRM ISDA Master Agreement and the MLC-PESIC ISDA Master Agreement.

“Senior Secured Credit Facility” means that certain Amended and Restated Revolving Credit and Guaranty Agreement dated as of the date hereof, among PESRM, the guarantors party thereto, the lenders party thereto from time to time and Bank of America, as administrative agent and as collateral agent.

“Settlement Date” means, with respect to Preferred Share, the date on which such Preferred Share is redeemed.

“Shares” means, collectively, the Preferred Shares, the Class B Preferred Shares (if any), the Common Shares and the Class G Share.

“SOA” means the Amended and Restated Supply and Offtake Agreement, dated as of October 7, 2014, among PESRM, the guarantors party thereto and MLC.

“Specified Default” means any of (i) the failure of the Company to make any distribution (including in respect of dividends, redemptions and associated premiums and make-whole payments) as and when contemplated by the Preferred Terms, unless, with respect to the payment of dividends only, such failure is cured within five (5) business days, (ii) the occurrence of an Event of Default or Termination Event under the PESIC-PESRM ISDA Master Agreement where PESRM is the defaulting party or (ii) an Event of Default by PESRM under the Consulting Agreement.

“Sponsor” means Carlyle U.S. Equity Opportunity Fund, L.P., Carlyle Energy Mezzanine Opportunities Fund, L.P., and each of their respective Controlled Investment Affiliates but not including, however, any portfolio companies of the foregoing.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (i) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.

“Successor Common Member” has the meaning specified in the recitals.

“Transaction Documents” means the Framework Agreement, the Consulting Agreement, the PESIC-PESRM ISDA Master Agreement and the MLC-PESIC ISDA Master Agreement.

“Transfer” shall refer to any sale, exchange, issuance, redemption, assignment, distribution or other transfer, disposition or alienation in any way (whether voluntarily, involuntarily or by operation of law) as to any interest as a Member.

“Treasury Regulation” means and refers to a provision of the temporary or final regulations promulgated by the United States Department of the Treasury pursuant to the Code.